Exhibit 10.11

EXHIBIT J

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of [                    ], 2006, by and among Antônio Joaquim Peixoto de Castro Palhares and Paulo Cesar Peixoto de Castro Palhares (collectively, the “Sellers”), Apolo Mecânica e Estruturas S.A., a corporation (sociedade anônima/stock corporation), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Lorena, State of São Paulo, at Av. Dr. Léo de Affonseca Netto, 750, CEP 12600-000, duly enrolled with the CNPJ under No. 42.419.150/0001-84, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“Purchaser”), Apolo Tubos e Equipamentos S.A., a corporation (sociedade anônima / stock corporation), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Av. Chrisótomo Pimentel de Oliveira, No. 2651, Pavuna, CEP 21650-000, duly enrolled with the CNPJ under No. 33.017.088/0001-03, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“Tubos”), GPC Participacoes S.A., a corporation (sociedade anônima / stock corporation), organized under the laws of the Federative Republic of Brazil, with head offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, No. 70, 13rd floor - part, CEP 20021-290, duly enrolled with the CNPJ under No. 02.193.750/0001-52, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“GPC”), and Cirrus Participacoes Ltda., a limited liability company (sociedade empresária limitada) organized under the laws of the Federative Republic of Brazil, with head offices in the city of of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, No. 70, 10th floor - part, CEP 20021-290, duly enrolled with the CNPJ under No. 27.083.872/0001-17, herein represented by its undersigned legal representatives, duly authorized as they solely declare (“Cirrus”).

W I T N E S S E T H:

WHEREAS, the Sellers are the owners of 200 shares of common stock, with no par value (the “Shares”), of Apolo America Pipe and Tube Corp., a Texas corporation (the “Company”), constituting all of the issued and outstanding shares of the Company.

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, on the terms set forth in this Agreement, the Shares.

WHEREAS, Tubos, GPC and Cirrus desire to guarantee Sellers’ obligations under this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Actions” means any suit, action, claim, hearing, administrative action, demand letter, investigation by any Governmental Authority, notice of violation, or proceeding arising out of any violation or alleged violation of any Law, breach or alleged breach of any Contract or violation or alleged violation relating to any Person.

“Affiliate” of a specified person (the “Specified Person”) means any Person (a) who, directly or indirectly, controls, is controlled by, or is under common control with the Specified Person, (b) who, directly or indirectly, owns or controls fifty percent (50%) or more of the Specified Person’s outstanding voting securities or equity interests, (c) of whom the Specified Person, directly or indirectly, owns or controls fifty percent (50%) or more of the outstanding voting securities or equity interests or (d) who has the right, directly or indirectly, to appoint or elect fifty percent (50%) or more of the Specified Person’s board of directors or equivalent managing body.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Balance Sheet” means the balance sheet of the Company for the year ended December 31, 2005, and the period ended September 30, 2006, prepared in accordance with Brazilian GAAP, attached hereto as Exhibit A.

“Balance Sheet Date” means September 30, 2006.

“Cirrus” has the meaning set forth in the introductory paragraph hereof.

“Claims” has the meaning set forth in Section 2.3(c) hereof.

“Closing” has the meaning set forth in Section 2.1 hereof.

“Company” has the meaning set forth in the recitals hereof.

“Contract” means any contract, agreement, instrument, commitment or other binding arrangement, whether written or oral.

“Financial Statements” means the financial statements of the Company for the year ended December 31, 2005 and the period ended September 30, 2006, prepared in accordance with Brazilian GAAP.

“Governmental Authority” means any authority, regulatory or administrative agency, commission, department, board, bureau, agency, instrumentality or court of Brazil, the United States of America, or any other nation or sovereign state, any federal, bilateral, or multilateral governmental authority, any state, possession, territory, county, district, city, or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

“GPC” has the meaning set forth in the introductory paragraph hereof.

“Knowledge” is deemed to include knowledge, information and belief which a party would have if the party had made all reasonable enquiries and, without limitation, includes the knowledge, information and belief of its directors, officers and employees.

“Law” means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, permit, agreement, Order or injunction of or with any Governmental Authority, and includes, without limitation, rules or regulations of any regulatory or self-regulatory authority compliance with which is required by law.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any debt, loss, damage, adverse claim, adverse Action, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

“Material Adverse Effect” means a material adverse effect on the near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company.

“Net Equity Value” means assets minus liabilities as derived from the Balance Sheet.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, joint venture, trust, estate or other entity.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Seller Guarantors” has the meaning set forth in Section 5.1 hereof.

“Seller Obligations” has the meaning set forth in Section 5.1 hereof.

“Sellers” has the meaning set forth in the introductory paragraph hereof.

“Settlement Date” has the meaning set forth in Section 2.3(b) hereof.

“Shares” has the meaning set forth in the recitals hereof.

“Specified Person” has the meaning set forth in the definition of Affiliate.

“Tubos” has the meaning set forth in the introductory paragraph hereof.

ARTICLE II

SALE AND PURCHASE OF THE SHARES

2.1           Sale and Purchase of the Shares.  Upon the terms and subject to the conditions contained herein, each Seller severally agrees to sell the Shares owned by him and as specified on Exhibit B, and Purchaser agrees to purchase the Shares from each Seller, for the consideration hereinafter set forth; provided, however, that Purchaser shall not be obligated to purchase any shares unless and until all Shares set forth on Exhibit B are delivered concurrently to Purchaser, free and clear of all Liens.  The closing of the sale and purchase of the Shares (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement (or at such other time as Purchaser and Seller shall mutually agree in writing).

2.2           Purchase Price.  The total purchase price to be paid by Purchaser to the Sellers in consideration of the Shares shall be an amount in cash equal to $127,103 (the net equity value of the Company as of the date hereof) (the “Purchase Price”) subject to the adjustment in Section 2.3(c), payable on a pro rata basis to each Seller for the amount of Shares owned by such Seller, as such amounts are set forth on Exhibit B hereto.

(a)           All payments required under this Agreement shall be made in United States Dollars.

(b)           Each Seller shall have the right to assign its right to receive any payments due under Section 2.3(b) to a bona fide third party, and if Purchaser is notified of such assignment at least five (5) Business Days prior to the Settlement Date, Purchaser shall make such payment to the nominated assignee.

2.3           Payment of Purchase Price; Delivery of Purchased Shares.

(a)           At the Closing, Purchaser shall pay $1,000 of the Purchase Price to the Sellers, payable on a pro rata basis to each Seller for the amount of Shares owned by such Seller as such amounts are set forth on Exhibit B hereto, which shall be paid by wire transfer of immediately available funds into the accounts designated by the Sellers.  At the Closing, each Seller shall deliver, or cause to be delivered, to Purchaser a stock certificate or certificates representing all of the Shares, duly endorsed in blank or accompanied by stock transfer powers and free and clear of all Liens.

(b)           One (1) year from the Closing (the “Settlement Date”), Purchaser shall pay an amount equal to $126,103 (the net equity value of the Company as of the date hereof minus $1000) of the Purchase Price, subject to the adjustment in Section 2.3(c), to the Sellers, payable on a pro rata basis to each Seller for the amount of Shares owned by such Seller as such amounts are set forth on Exhibit B hereto, which shall be paid by wire transfer of immediately available funds into the accounts designated by the Sellers.

(c)           If the amount received in cash by the Company between the Closing and the Settlement Date in connection with the claims described in Exhibit C (the “Claims”) exceeds the amount paid in cash by the Company between the Closing and the Settlement Date in connection with the Claims, Purchaser shall pay to the Sellers, on a pro rata basis for the amount of Shares owned by each Seller as such amounts are set forth on Exhibit B hereto, in the manner as provided in Section 2.3(a) hereof, the amount in cash of such excess as an adjustment to the Purchase Price.  If the amount paid in cash by the Company between the Closing and the Settlement Date in connection with the Claims exceeds the amount received in cash by the Company between the Closing and the Settlement Date in connection with the Claims, the Purchase Price will be reduced in the amount of such excess; provided, however, that to the extent such excess exceeds $126,103 (the net equity value of the Company as of the date hereof minus $1000), Sellers shall pay Purchaser the remainder in cash, on a pro rata basis for the amount of Shares owned by each Sellers as such amounts are set forth on Exhibit B hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally, hereby represents and warrants to Purchaser as follows:

3.1           Authority.  Each Seller has valid title to the Shares owned by him as set forth on Exhibit B.  Each Seller has the full power and authority to execute, deliver and perform this Agreement.  There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, repurchase or transfer by the Sellers of such Shares.  Each Seller owns good and marketable title to the Shares set forth opposite his name on Exhibit B, free and clear of all Liens.  The Sellers are not a party to, and are not aware of, any voting trusts, proxies, or any other understandings with respect to the voting of the Shares.  The Shares constitute all of the Company’s issued and outstanding shares of common stock.  There are no other equity interests in the Company other than the Shares.

3.2           Execution.  This Agreement has been duly executed and delivered by the Sellers, and constitutes the valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to or affecting the rights of creditors generally and subject to the fact that equitable remedies are discretionary and may not be granted by a court of competent jurisdiction.

3.3           Consents and Approvals.  There is no requirement applicable to the Sellers to make any filing with, or to obtain any permit, consent or approval from, any Governmental Authority as a condition to the lawful consummation by the Sellers of the sale of the Shares pursuant to this Agreement.

3.4           No Undisclosed Liability.  The Company does not have any Liabilities other than those (a) specifically reflected on and fully reserved against in the Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the

Balance Sheet Date or (c) that are immaterial to the Company.  No representation or warranty of the Sellers contained in this Agreement and no written statement made by or on behalf of the Sellers to Purchaser or any of its Affiliates pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There are no facts or circumstances which the Sellers have not disclosed to Purchaser in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.5           Financial Statements.  The Financial Statements, including but not limited to the Balance Sheet, are complete and correct and present fairly the consolidated financial position, results of operations and cash flows of the Company, as at the dates and for the periods indicated therein.  All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.6           Net Equity Value.  As of the date hereof, the Net Equity Value of the Company is $127,103 and the Company has at least $535,000 in cash or cash equivalents.

3.7           Material Adverse Effect.  Except as expressly contemplated by this Agreement, since the Balance Sheet Date (a) the Company has conducted its business only in the ordinary course of business consistent with past practice and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.8           Legal Proceeding.  Except as set forth on Schedule 3.8, there is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened against the Company (or to the Knowledge of the Sellers, pending or threatened against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Authority; nor to the Knowledge of the Sellers is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Schedule 3.8, the Company is not subject to any effective Order that has not been fully performed, nor is it in breach or violation of such Order.  Except as set forth on Schedule 3.8, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1           Authority.  Purchaser has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement.

4.2           Execution.  This Agreement has been duly executed and delivered by Purchaser, and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to or affecting the rights of creditors generally and subject to the fact that equitable remedies are discretionary and may not be granted by a court of competent jurisdiction.

4.3           Consents and Approvals.  There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, consent or approval from, any governmental authority as a condition to the lawful consummation by Purchaser of the purchase of the Shares pursuant to this Agreement.

ARTICLE V

MISCELLANEOUS

5.1           Guarantee of the Obligations of the Sellers.  Subject to the terms, limitations and conditions set forth herein, Tubos, GPC and Cirrus (the “Seller Guarantors”), jointly and severally, hereby unconditionally, irrevocably and absolutely guarantee to Purchaser (and its successors and assigns) the due and punctual performance and discharge of all of Sellers’ obligations under this Agreement and the transactions contemplated hereby, existing on the date hereof or hereafter of any kind or nature whatsoever, including, without limitation, any amount that Sellers are or may become obligated to pay pursuant to this Agreement and the transactions contemplated hereby (collectively, the “Seller Obligations”).  The guarantee under this Section 5.1 is a guarantee of timely payment and performance of the Seller Obligations by the Seller Guarantors as primary obligor and not merely of collection.  The Seller Guarantors unconditionally waive: (a) any right to receive demands, protests, or other notices of any kind or character whatsoever, as the same may pertain to Sellers, including the “benefício de ordem”, in accordance with Art. 828 of the Brazilian Civil Code, (b) any right to require Purchaser to proceed first against the Sellers or to pursue any other remedy and (c) all suretyship and other defenses of every kind and nature.

5.2           Entire Agreement; Amendments and Waivers.  This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

5.3           Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Texas.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

5.4           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

5.5           Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASER:

APOLO MECANICA E ESTRUTURAS S.A.

By:
Name:
Title:

SELLERS:

PAULO CESAR PEIXOTO DE CASTRO PALHARES

ANTONIO JOAQUIM PEIXOTO DE CASTRO PALHARES

SIGNATURE PAGE TO APOLO AMERICA STOCK PURCHASE AGREEMENT

GUARANTORS:

APOLO TUBOS E EQUIPAMENTOS S.A.

By:
Name:
Title:

GPC PARTICIPACOES S.A.

By:
Name:
Title

CIRRUS PARTICIPACOES LTDA

By:
Name:
Title

SIGNATURE PAGE TO APOLO AMERICA STOCK PURCHASE AGREEMENT

Exhibit A

APOLO AMERICA PIPE & TUBE CORP.
Balance Sheets
as of September 2006 and December 2005

	Dec 31, 2005	Sep 30, 2006
ASSETS
Current Assets
Checking/Savings
Cash
Bank One	1.065.033,08	535.336,36
Total Cash	1.065.033,08	535.336,36
Total Checking/Savings	1.065.033,08	535.336,36

Accounts Receivable
Accounts Receivable
Accounts Receivable - JD Fields	999.855,76	208.042,45
Accounts Receivable - LSS	—	3.777.409,08
Accounts Rec’v - Credit memos	(103.673,15)	—
Accounts Receivable - AST	204,03	204,03
Accounts Receivable - Fed Tax	40.496,00	172.496,00
Total Accounts Receivable	936.882,64	4.158.151,56
Total Accounts Receivable	936.882,64	4.158.151,56

Other Current Assets
Advance payment	—	20.000,00
Inventories	6.607.557,68	753.261,19
Judicial Deposit	—	461.532,37
Total Other Current Assets	6.607.557,68	1.234.793,56

Total Current Assets	8.609.473,40	5.928.281,48

TOTAL ASSETS	8.609.473,40	5.928.281,48

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Acounts Payable
Accounts Payable - Brazil	7.247.736,68	2.908.218,61
Accounts Payable - BR Disputed	(52.121,50)	(52.121,50)
Accounts Payable - Rio Negro	1.218.955,50	2.240.217,04
Accounts Payable - Surveyor	—	4.544,00
Accounts Payable - Post.Shipping	27.716,05	1.645,87
Accounts Payable - Profess. fees	10.077,46	11.602,65
Total Accounts Payable	8.452.364,19	5.114.106,67

Other Current Liabilities

FIT Payable	—	(2.503,08)
Accrued Expenses	15.822,00	—

Total Other Current Liabilities	15.822,00	(2.503,08)
Total Current Liabilities	8.468.186,19	5.111.603,59
Total Liabilities	8.468.186,19	5.111.603,59

JD Fields Disputed		208.042,45
Contingency Provision		481.532,37
Non Current Liabilities	—	689.574,82

Equity
Capital Stock	1.000,00	1.000,00
Retained Earnings	52.902,74	140.287,21
Net Income	87.384,47	(14.184,13)
Total Equity	141.287,21	127.103,07

TOTAL LIABILITIES & EQUITY	8.609.473,40	5.928.281,48

Exhibit B

Seller	Shares	Percentage Ownership
PAULO CESAR PEIXOTO DE CASTRO PALHARES	100	50%

ANTONIO JOAQUIM PEIXOTO DE CASTRO PALHARES	100	50%

Exhibit C

1)             Escrow for payment of damages resulting from the accident involving the ship MARILLE BOLTEN, in the amount of US$481,532.37.

2)             Retention of a US$208,000 payment owed by J.D. Fields to Apolo America on account of alleged defects of Tubular Products purchased by J.D. Fields for resale to his clients.

Schedule 3.8

Disputes with J.D. FIELDS (Jerry Fields)

(a)           Retention of US$ 208,000 payment to Apolo America on account of alleged defects of Tubular Products purchased by Jerry Fields for resale to his clients;

(b)           Threat of indemnification suit against the Company, Tubos and Apolo America on account of alleged damages arising out of the exclusivity agreement for the North American market signed by and between Tubos and Lone Star Steel.